REAVES UTILITY INCOME FUND 8-K

Exhibit 1.1

REAVES UTILITY INCOME FUND

AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT

February 6, 2024

This Amendment No. 1. (“Amendment”) is made in reference to the Distribution Agreement, dated September 19, 2022 (the “Distribution Agreement”), by and between Reaves Utility Income Fund, a Delaware statutory trust (the “Fund”) and Paralel Distributors LLC,, as principal underwriter and placement agent (the “Distributor”), which initially related to the offer and sale of up to 8,000,000 shares of beneficial interest, no par value, of the Fund, from time to time, through the Distributor or sub-placement agents, in transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act of 1933, as amended.

A.    Amendments to Distribution Agreement. The Distribution Agreement is amended as follows, effective as of the date hereof:

1.	The first sentence of Section 1(a) of the Distribution Agreement is deleted and replaced in its entirety with the following:

“Subject to the terms and conditions of this Agreement, the Fund hereby appoints the Distributor as its principal underwriter and placement agent for up to 16, 065,000 Common Shares of the Fund to be offered pursuant to the Registration Statement (as defined herein) through ATM offerings from time to time (the "Shares") and the Fund agrees that it will issue such Shares as the Distributor may sell.”

B.   Prospectus Supplement. The Fund shall file an amended or revised Prospectus Supplement reflecting this Amendment within two (2) business days of the date hereof, or such other reasonable time agreed to by the parties.

C.    No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Distribution Agreement shall continue in full force and effect.

D.   Counterparts. This Amendment may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties.

E.     Governing Law. This Amendment and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Amendment, directly or indirectly, shall be governed by, and construed in accordance with, the internal laws of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

REAVES UTILITY INCOME FUND

/s/ Joseph Rhame, III

Joseph Rhame, III
Title: President

PARALEL DISTRIBUTORS LLC

/s/ Jeremy May

Jeremy May
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to Distribution Agreement]

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